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Exhibit 10.4.4

THIRD LEASE MODIFICATION AGREEMENT

        THIRD LEASE MODIFICATION AGREEMENT (hereinafter called this "Agreement") dated as of the 18th day of February, 2004 between BFP ONE LIBERTY PLAZA CO. LLC, having an office c/o Brookfield Financial Properties, Inc., One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called "Landlord"), and ARCH INSURANCE COMPANY, a Missouri corporation, having an office at One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called "Tenant").

W I T N E S S E T H:

        WHEREAS:

        A.    Landlord and Tenant have heretofore entered into a certain lease dated September 26, 2002, as amended by a First Lease Modification Agreement (hereinafter called the "First Modification") dated as of May 7, 2003, and by a certain Second Lease Modification Agreement (hereinafter called the "Second Modification") dated as of July 31, 2003 (such lease, as the same has been and may hereafter be further amended, being hereinafter called the "Lease"), with respect to the entire rentable area of the fifty-third (53rd) and seventeenth (17th) floors of the building and storage space located on the concourse level of the building (hereinafter collectively called the "Premises"), in the building known as One Liberty Plaza, 165 Broadway, New York, New York (hereinafter called the "Building") for a term expiring on January 31, 2014 (hereinafter called the "Expiration Date"), or on such earlier date upon which said term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law; and

        B.    Landlord and Tenant hereby desire to modify the Lease to provide for the inclusion therein of additional space located on the sixteenth (16th) floor of the Building for a term of three (3) years, upon and subject to the terms and conditions hereinafter more particularly set forth.

        NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    DEFINED TERMS.    All capitalized terms contained in this Agreement and not otherwise defined herein shall, for purposes hereof, have the same meanings ascribed to them in the Lease.

        2.    ADDED SPACE.    Effective during the period commencing on the date (hereinafter called the "16th Floor Added Space Date") that Landlord substantially completes the work described in Paragraph 4 hereof and delivers the 16th Floor Added Space to Tenant in the condition described in Paragraph 4 hereof (and Landlord agrees to give Tenant a "Substantial Completion Notice" (as defined in Paragraph 5 hereof) with respect to Landlord's work described in Paragraph 4 at least five (5) days prior to such completion date), and ending on the last day of the month in which the day immediately preceding the third (3rd) anniversary of the 16th Floor Added Space Date shall occur (hereinafter called the "16th Floor Added Space Expiration Date"), subject to extension pursuant to Paragraph 8 of this Agreement, there shall be added to and included in the Premises the following additional space in the Building, to wit:

    The portion of the sixteenth (16th) floor of the Building, substantially as shown hatched on the floor plan annexed hereto as "Exhibit A" (hereinafter called "16th Floor Added Space"), which the parties hereto agree contains 23,423 rentable square feet.

Landlord does hereby lease to Tenant and Tenant does hereby hire from Landlord the 16th Floor Added Space subject and subordinate to all superior leases and superior mortgages as provided in the Lease and upon and subject to all the covenants, agreements, terms and conditions of the Lease as supplemented by this Agreement (other than Article 36 of the Lease [unless Tenant exercises its option pursuant to Paragraph 8 hereof to extend the term of the Lease with respect to the 16th Floor Added

Space], Section 38.05 of the Lease, and Paragraphs 4, 5, 6 and 8 of the First Modification, and Paragraphs 5, 6, 7(b), 8 and 10 of the Second Modification).

        3.    LEASE MODIFICATION.    Effective during the period commencing on the 16th Floor Added Space Date and ending on the 16th Floor Added Space Expiration Date, the Lease shall be modified as follows:

                (a)    The Fixed Rent payable pursuant to Section 1.04(a) of the Lease (as modified by Paragraph 3(a) of the First Modification and Paragraph 4(a) of the Second Modification, respectively) shall be increased by the sum of EIGHT HUNDRED FORTY-THREE THOUSAND TWO HUNDRED TWENTY-EIGHT AND 00/100 ($843,228.00) DOLLARS per annum [or $70,269.00 per month], calculated on an annual basis at the rate of $36 per rentable square foot, on account of the inclusion of the 16th Floor Added Space.

                (b)    With respect to the Additional Charges payable pursuant to Article 3 of the Lease (hereinafter called the "Basic Escalation Payments") with respect to the Premises, there shall be computed, in addition to the Basic Escalation Payments, escalation payments with respect to increases on account of Taxes and Operating Expenses attributable to the 16th Floor Added Space. Additional Charges with respect to Taxes and Operating Expenses with respect to the 16th Floor Added Space shall be computed in the same manner as adjustments of rent with respect to Taxes and Operating Expenses for the purpose of the Basic Escalation Payments, except that for the purpose of such computations with respect to the 16th Floor Added Space:

            (i)    The "Base Operating Amount", as such term is defined in Section 3.01(a) of the Lease, shall mean the Operating Expenses incurred for the Operating Year commencing on January 1, 2004;

            (ii)   The "Base Tax Amount", as such term is defined in Section 3.01(b) of the Lease (as modified by Paragraph 3(c)(i) of the First Modification and by Paragraph 4(b)(ii) of the Second Modification), shall mean the Taxes for the Tax Year commencing on July 1, 2004 and ending on June 30, 2005, as finally determined; and

            (iii)  "Tenant's Share", as such term is defined in Section 3.01(i) of the Lease (as modified by Paragraph 3(c)(ii) of the First Modification and by Paragraph 4(b)(iii) of the Second Modification, respectively), shall mean 1.0845 (1.0845%) percent with respect to 16th Floor Added Space.

                (c)    Electrical service shall be supplied to the 16th Floor Added Space on a submetered basis in accordance with the terms and provisions of Article 14 of the Lease, except that for purposes hereof, the words "seven (7) watts" set forth in the first (1st) and second (2nd) sentences of Section 14.08 of the Lease shall be deleted and replaced with the words "six (6) watts", and Tenant agrees to purchase from Landlord or from a meter company designated by Landlord all electricity consumed, used or to be used in the 16th Floor Added Space in accordance with Article 14.

        4.    CONDITION OF 16th FLOOR ADDED SPACE/LANDLORD'S WORK.    Tenant agrees to accept the 16th Floor Added Space in the condition and state of repair in which it exists as of the date hereof and understands and agrees that Landlord is not required to perform any work, supply any materials, incur any expense or provide any allowance or contribution in connection with preparing the 16th Floor Added Space for Tenant's occupancy, except that Landlord shall, at its sole expense, using materials and finishes of a type and quality designated by Landlord as standard for the Building and in compliance with all applicable legal requirements, perform the work set forth on Exhibit B attached hereto (hereinafter called "Landlord's Demising Work"), and shall deliver the 16th Floor Added Space to Tenant in "broom clean" condition. In addition, Landlord shall provide Tenant with an ACP-5 certificate from the New York City Building's Department with respect to the 16th Floor Added Space. Landlord's Demising Work shall be commenced promptly following the date upon which this

Agreement has been executed by both Landlord and Tenant and a fully-executed counterpart thereof has been delivered to Tenant, and shall be performed in a diligent manner. In the performance of Landlord's Demising Work, Landlord will use commercially reasonable efforts to avoid any damage to existing electrical and communications wiring located in and going to and from the 16th Floor Added Space, but Landlord makes no warranty or representation as to the condition or suitability for Tenant's purposes of any existing wiring or any components connected to such wiring. With respect to any additional wiring installed by Tenant prior to the 16th Floor Added Space Date, Landlord will use commercially reasonable efforts to avoid damaging such wiring, and Tenant shall clearly mark all such wiring by encasing same in Greenfield or other encasement, and Tenant shall advise the Building Office to conduct a walk through of the 16th Floor Added Space with Tenant's contractor to identify such wiring for Landlord. Landlord shall have no liability to Tenant in connection with any damage to the wiring described in the two preceding sentences, except to the extent that such damage is caused by Landlord's gross negligence or willful misconduct. Landlord agrees to give Tenant notice (herein called the "Substantial Completion Notice") at least five (5) days prior to the date that Landlord anticipates that Landlord's Demising Work will be substantially completed and the 16th Floor Added Space will be delivered to Tenant, provided, however, Landlord shall have no liability to Tenant and Tenant's obligations hereunder shall not be affected, if Landlord's anticipated date set forth in such notice is inaccurate. Landlord's Demising Work shall be deemed to be substantially completed, and it shall be so deemed notwithstanding the fact that (x) minor or insubstantial details of construction, mechanical adjustment, or decoration remain to be performed, the non-completion of which do not materially interfere with Tenant's use of the 16th Floor Added Space or (y) under good construction scheduling practice such work should be done after incompleted finishing or other work to be done by or on behalf of Tenant in the 16th Floor Added Space is completed. Tenant shall execute and deliver to Landlord such documents that Landlord may reasonably request from time to time to acknowledge the occurrence of the 16th Floor Added Space Commencement Date; provided, however, that the failure of Landlord to request, or the failure of Tenant to execute, such documentation shall have no effect whatsoever on the obligations of Tenant hereunder.

        5.    TENANT'S 16TH FLOOR ADDED SPACE WORK.    (a)    Tenant hereby covenants and agrees that Tenant shall, at Tenant's sole cost and expense, and in a good and workmanlike manner, make and complete the work and installations in the 16th Floor Added Space (hereinafter called "Tenant's 16th Floor Added Space Work") in accordance with the provisions set forth in Articles 11 and 38 of the Lease (other than the provisions of subparagraph 38.05 thereof and Paragraph 7(b) of the Second Modification), except that for purposes hereof, all references therein to the terms "Tenant's Work" and "Premises" shall be deemed to mean Tenant's 16th Floor Added Space Work and the 16th Floor Added Space, respectively. Landlord agrees that Tenant may, subject to any applicable provisions of the Lease, enter the 16th Floor Added Space at any time after the date that Landlord has delivered a fully-executed counterpart of this Agreement to Tenant, for the purposes of allowing its contractors to install Tenant's telecommunications cabling and wiring and performing Tenant's 16th Floor Added Space Work (but not for the purpose of conducting Tenant's business therein, or for the use or occupancy thereof by Tenant's employees, agents or contractors except as aforesaid, or for any other purpose), provided and on condition that in connection therewith, Tenant shall cooperate (and shall cause its employees, agents and contractors to so cooperate) with Landlord and its contractors (including, without limitation, the cessation of all work if so requested by Landlord) in coordinating the performance of Tenant's 16th Floor Added Space Work with Landlord's Demising Work so that Tenant's 16th Floor Added Space Work will not interfere with or delay the performance of Landlord's Demising Work, and Tenant acknowledges and agrees that in no event shall Landlord be required to perform Landlord's Demising Work on an overtime or premium-pay basis. Any delay in the performance and substantial completion of Landlord's Demising Work due to the performance of Tenant's 16th Floor Added Space Work pursuant to the preceding provisions of this Paragraph shall be attributed to Tenant and any such delay shall, at Landlord's option, render Landlord's Demising Work substantially completed one day earlier for each day of such delay, and Tenant shall pay to Landlord any additional costs incurred by Landlord in completing Landlord's Demising Work occasioned by such Tenant delay, as Additional Charges within thirty (30) days after reasonably substantiated demand therefore, and Tenant hereby indemnifies Landlord against all loss, cost, claim, damage and liability arising out of any such Tenant delay in the performance and completion of Landlord's Demising Work.

                (b)    Landlord agrees that Tenant shall have no obligation to restore the 16th Floor Added Space to the condition of such premises as of the date hereof (i.e., the condition existing prior to the commencement of Landlord's Demising Work and Tenant's 16th Floor Added Space Work) or to close or remove the existing stairway which connects the 16th Floor Added Space to the seventeenth (17th) floor of the Building upon the expiration or earlier termination of the term of the Lease; provided, however that nothing contained herein shall modify Landlord's rights to require that Tenant remove Specialty Alterations (if any) installed by Tenant in the 16th Floor Added Space at the end of the term hereof in accordance with Section 12.01 of the Lease.

        6.    TEMPORARY SPACE.

                (a)    Notwithstanding anything to the contrary set forth in Paragraph 8 of the Second Modification, and provided that Tenant is not then in monetary or material non-monetary default beyond notice and the expiration of any applicable cure periods, under any of the terms, provisions or conditions of the Lease (as modified hereby) on Tenant's part to be observed and performed, Landlord hereby agrees that Tenant may continue to occupy the Temporary Space until the "Extended Temporary Space Surrender Date" (as hereinafter defined), provided that Tenant shall pay to Landlord, for the use and occupancy of the Temporary Space during the period beginning on December 1, 2003 through the Extended Temporary Space Surrender Date, the sum of FIFTY FOUR THOUSAND ONE HUNDRED TWENTY-THREE AND 00/100 ($54,123.00) DOLLARS per month (the "Temporary Space Rent"), plus all Additional Charges payable by Tenant under the Lease for the use and occupancy of the Temporary Space (such as utilities and services provided to the Temporary Space). For purposes hereof, the term "Extended Temporary Space Surrender Date" shall mean the earlier of (x) the date which is ninety (90) days after the date Landlord delivers a fully-executed counterpart of this Agreement to Tenant, or (y) thirty (30) days after the date upon which Landlord gives Tenant a notice that Landlord has entered into a lease with a third party covering the Temporary Space, provided that in no event shall Tenant be required to surrender the Temporary Space prior to the date which is thirty (30) days after Tenant's receipt of the Substantial Completion Notice. However, nothing contained herein shall be deemed to preclude Tenant from surrendering the Temporary Space to Landlord at any time after the date hereof (and prior to the Extended Temporary Space Surrender Date), and in any such case, Tenant shall pay to Landlord all Temporary Space Rent, plus all Additional Charges, attributable to Tenant's use and occupancy of the Temporary Space for the period from December 1, 2003 through and including the date on which Tenant vacates the Temporary Space and surrenders such space to Landlord in the condition described in the next succeeding sentence. Upon the Extended Temporary Space Surrender Date (or such earlier date, as the case may be), Tenant shall surrender and vacate the Temporary Space and shall remove therefrom in accordance with the provisions of the Lease (including, without limitation, Article 12 and Section 21.01 thereof), and Tenant hereby agrees that time shall be of the essence with respect to Tenant's obligation to vacate and surrender possession of the Temporary Space on or prior to the Extended Temporary Space Surrender Date. In the event that Tenant has made an overpayment to Landlord of any Temporary Space Rent payable by Tenant with respect to Tenant's use and occupancy of the Temporary Space during the period from December 1, 2003 through the Extended Temporary Space Surrender Date (or such earlier date, as the case may be), Landlord shall permit Tenant to credit the amount of such overpayment against subsequent payments of Fixed Rent to be made by Tenant hereunder, and in the event of an underpayment by Tenant in the Temporary Space Rent payable with respect to the aforesaid period, Tenant shall immediately pay to Landlord, within ten (10) days of demand, any deficiency due and owing for Tenant's use and occupancy of the Temporary Space for the aforesaid period.

                (b)    In the event that Tenant shall not vacate the Temporary Space and surrender the same to Landlord in the condition required under the Lease on or prior to the Extended Temporary Space Surrender Date, then, without limiting Landlord's rights and remedies on account thereof, Landlord and Tenant hereby agree that Tenant's occupancy of the Temporary Space shall be under a month-to-month tenancy commencing on the day after the Extended Temporary Space Surrender Date, which tenancy shall be upon all of the terms set forth in the Lease (as amended by this Agreement) except that Tenant shall pay to Landlord, as Additional Charges under the Lease, on the first day of each month of such holdover period, as an agreed upon rent for the use and occupancy of the Temporary Space (and not as a penalty of any sort), an amount equal to $108,246.00 per month (or $3,608.20 per diem), plus all Additional Charges payable by Tenant under the Lease for Tenant's use and occupancy of the Temporary Space (such as utilities and services provided to the Temporary Space). Tenant acknowledges and agrees that the provisions of the immediately preceding sentence shall not be deemed to create any right on Tenant's part to remain in occupancy of the Temporary Space after the Extended Temporary Space Surrender Date, and Landlord shall be entitled to commence and prosecute a holdover or summary eviction proceeding against Tenant to obtain possession of the Temporary Space pursuant to Article 34 of the Lease (including, without limitation, the provisions of Section 34.01(c) thereof), and Tenant acknowledges and agrees that the acceptance of any rent paid by Tenant pursuant to this Paragraph 6 shall not preclude Landlord from commencing and prosecuting any such proceeding, nor shall the same be deemed to be an "agreement expressly providing otherwise" within the meaning of Section 232-c of the Real Property Law of the State of New York.

        7.    BROKER.    Landlord and Tenant each covenant, warrant and represent that no broker or agent except CB Richard Ellis, Inc. (hereinafter called the "Broker") was instrumental in bringing about or consummating this Agreement and that neither had any conversations or negotiations with any broker or agent except the Broker concerning the leasing of the 16th Floor Added Space. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker or agent other than the Broker with respect to this Agreement. Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of conversations or negotiations had by Landlord with any broker or agent other than the Broker with respect to this Agreement. Landlord agrees that it shall pay to the Broker any commission or compensation to which the Broker may be entitled in connection with this Agreement and the leasing of the 16th Floor Added Space pursuant to a separate agreement between Landlord and the Broker.

        8.    16th FLOOR ADDED SPACE EXTENSION OF TERM.

        (A)(a) Subject to the provisions of subparagraph 8(D) hereof, Tenant shall have the right to extend the term of the Lease with respect to the 16th Floor Added Space for an additional period commencing on the day following the 16th Floor Added Space Expiration Date (such date being hereinafter referred to as the "Commencement Date of the 16th Floor Added Space Extension Term") and ending on the Lease Expiration Date (such additional term is hereinafter called the "16th Floor Added Space Extension Term") provided that:

                    (i)    Tenant shall give Landlord notice (hereinafter called the "16th Floor Added Space Extension Notice") of its election to extend the term of the Lease with respect to the 16th Floor Added

Space prior to the date which is eighteen (18) months before the 16th Floor Added Space Expiration Date; and

                    (ii)    Tenant shall not be in monetary default or material non-monetary default, after notice and the expiration of any applicable cure period, under the Lease either as of the time of the giving of the 16th Floor Added Space Extension Notice or the Commencement Date of the 16th Floor Added Space Extension Term (provided, however, that the foregoing requirement may be waived by Landlord, in its sole discretion, at any time); and

                    (ii)    The Named Tenant and/or any affiliate of the Named Tenant shall, as of the Commencement Date of the 16th Floor Added Space Extension Term, be in actual occupancy of not less than 80% of the rentable area of the Premises (inclusive of the 16th Floor Added Space), provided that such occupancy requirement may be waived by Landlord in its sole discretion.

                (b)    The Fixed Rent payable by Tenant to Landlord during the 16th Floor Added Space Extension Term shall be an amount equal to 100% of the fair market rent for the 16th Floor Added Space during the 16th Floor Added Space Extension Term, as determined by Landlord as of the date occurring six (6) months prior to the Commencement Date of the 16th Floor Added Space Extension Term (such date is hereinafter called the "16th Floor Added Space Determination Date") and which determination shall be made within a reasonable period of time after the occurrence of the 16th Floor Added Space Determination Date pursuant to the provisions of subparagraph 8(B) hereof. For the purposes of determining the fair market rent for the 16th Floor Added Space Extension Term pursuant to this Paragraph 8, the determination shall take into account all then relevant factors.

                In determining the fair market rent for the 16th Floor Added Space Extension Term, the provisions of Paragraph 3(b) of this Agreement shall remain in effect except that (x) the "Base Operating Amount" shall mean the Operating Expenses for the calendar year in which occurs the Commencement Date of the 16th Floor Added Space Extension Term, and (2) the "Base Tax Amount" shall mean the Taxes for the Tax Year in which occurs the Commencement Date of the 16th Floor Added Space Extension Term; as finally determined.

        (B)  Landlord and Tenant shall endeavor to agree as to the amount of the fair market rent for the 16th Floor Added Space during the 16th Floor Added Space Extension Term pursuant to the provisions of subparagraph 8(A)(b) hereof, during the thirty (30) day period following the 16th Floor Added Space Determination Date. In the event that Landlord and Tenant cannot agree as to the amount of the fair market rent for the 16th Floor Added Space Extension Term within such thirty (30) day period following the 16th Floor Added Space Determination Date, then Landlord or Tenant may initiate the arbitration process provided for in Section 36.02 of the Lease by giving notice to that effect to the other. In the event Landlord or Tenant initiates the arbitration process pursuant to the preceding sentence and as of the Commencement Date of the 16th Floor Added Space Extension Term the amount of the fair market rent has not been determined, Tenant shall pay the amount set forth as Landlord's calculation of Fixed Rent pursuant to subparagraph 8(A)(b) hereof and when such determination has been made, an appropriate retroactive adjustment shall be made as of the Commencement Date of the 16th Floor Added Space Extension Term. If Landlord notifies Tenant that the Fixed Rent for the 16th Floor Added Space Extension Term shall be equal to the Original Term Escalated Rent allocable to the 16th Floor Added Space pursuant to this Agreement, then the foregoing provisions of this subparagraph 8(B) shall be inapplicable and of no force or effect.

        (C)  Except as provided in subparagraph 8(A) hereof, Tenant's occupancy of the 16th Floor Added Space during the 16th Floor Added Space Extension Term shall be on the same terms and conditions as are in effect immediately prior to the 16th Floor Added Space Expiration Date, provided, however, Tenant shall have no further right to extend the term of the Lease with respect to the 16th Floor Added Space pursuant to this Paragraph 8.

        (D)  If Tenant does not timely send the 16th Floor Added Space Extension Notice pursuant to the provisions of subparagraph 8(A) hereof, time being of the essence with respect to the giving of the 16th Floor Added Space Extension Notice, this Paragraph 8 shall have no force or effect and shall be deemed deleted from this Agreement and Tenant shall have no further right to extend the term of the Lease with respect to the 16th Floor Added Space.

        (E)  If Tenant exercises its right to extend the term of the Lease for the 16th Floor Added Space Extension Term pursuant to this Paragraph 8, the phrases "the term of this Lease" or "the term hereof" as used in the Lease, shall be construed to include the 16th Floor Added Space Extension Term, and the Lease Expiration Date with respect to the 16th Floor Added Space shall be construed to be the date of the expiration of the 16fth Floor Added Space Extension Term.

        (F)  If the Lease with respect to the 16th Floor Added Space is renewed for the 16th Floor Added Space Extension Term, then either Landlord or Tenant can request the other party to execute, acknowledge and deliver, and the other party shall so execute, acknowledge and deliver, an instrument in form for recording setting forth the exercise of Tenant's right to extend the term of the Lease with respect to the 16th Floor Added Space.

        9.    RATIFICATION OF LEASE TERMS.    Except as modified by this Agreement, the Lease and all of the covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

        10.    BINDING EFFECT.    The covenants, agreements, terms, provisions and conditions contained in this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

        11.    WRITTEN MODIFICATIONS.    This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

        12.    GOVERNING LAW.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

        13.    COUNTERPARTS.    This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BFP ONE LIBERTY PLAZA CO. LLC, Landlord
By: /s/ Martin J. Nilsen
Name:	Martin J. Nilsen
Title:	Senior Vice President, Secretary & General Counsel

ARCH INSURANCE COMPANY, a Missouri corporation, Tenant
By: /s/ Jeremiah B. Larkin
Name:	Jeremiah B. Larkin
Title:	Senior Vice President, Director of Leasing

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  Exhibit 10.4.4
THIRD LEASE MODIFICATION AGREEMENT